Filed Pursuant to Rule 433

Registration No. 333-145691-03

March 24, 2008

POTOMAC ELECTRIC

POWER COMPANY

$250,000,000

6.50% Senior Notes due 2037

Issuer:	Potomac Electric Power Company
Issue:	6.50% Senior Notes due 2037
Ratings:*	Baa1 (stable) /BBB+ (stable) /A (stable) (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000 (Reopening of $250,000,000 of 6.50% Senior Notes due 2037 issued on November 16, 2007)
Coupon:	6.50%
Trade Date:	March 24, 2008
Settlement Date:	March 31, 2008 (T+5)
Stated Maturity:	November 15, 2037
Initial Public Offering Price:	96.917% per Senior Note plus accrued interest from November 16, 2007
Proceeds to Issuer (before expenses and accrued interest):	$240,105,000
Yield to Maturity:	6.741%
Benchmark Treasury:	5.00%, due May 15, 2037
Benchmark Treasury Yield:	4.291%
Spread to Benchmark Treasury:	+245 bps
Optional Redemption:	Make-whole call, 35 bps spread over U.S. Treasuries
Interest Payment Dates:	May 15 and November 15 of each year, commencing on May 15, 2008
Initial Interest Accrual Date:	November 16, 2007
Accrued Interest Payable to Issuer:	$6,093,750 accrued from November 16, 2007 to but excluding March 31, 2008
CUSIP Number:	737679 DB3
Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which the communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities Inc. at 1-212-834-4533.